Exhibit 10.08

December 1, 2011

Mr. Mark D. Morelli

111 Shore Rush Drive

Saint Simons Island, GA 31522

Dear Mark:

It is with excitement and great anticipation that we extend an invitation to become part of Brooks and our executive team. Our discussions on this opportunity for you to assist us in growing our Company has been a true pleasure. Personally, I am very much looking forward to learning from and working with you as we tackle the challenges of growing an organization and business that is focused on success. Your competencies and prior achievements will be a tremendous asset and I am fully confident Brooks will be a very rewarding personal and professional experience.

On behalf of Brooks and our Directors, I am pleased to provide you the terms of our offer as Executive Vice President and Chief Operating Officer for Brooks Automation, Inc. In this role, you will have responsibility for managing all of Brooks’ business units and functional areas directly related to delivering products and services to market, including product development and engineering, manufacturing and supply chain, product management, global sales and marketing, and services/customer support.

The position will report to me. A summary of the terms are as follows:

1.	Your base salary will be set initially at $425,000 annually, and paid biweekly. Subsequent salary reviews for executive positions are normally conducted and effective in January each year.

2.	You are eligible to participate in the annual Performance Based Variable Compensation Plan on a pro-rata basis for FY 2012 (Plan year beginning 10-01-11), with an annual target of 100% of base salary paid and an upside potential to 150% of base salary paid. Payment of variable compensation is subject to your meeting aggressive but achievable corporate and individual goals and objectives defined and agreed upon for 2012 and subsequent years.

3.	You will be a participant in the Company’s executive Long Term Incentive Plan (LTIP) and, subject to final Board approval, receive an initial grant of 150,000 restricted units for the 2012-2014 LTIP period. This award will be in the form of restricted units with time based (25%) and performance (75%) restrictions. You will be eligible for subsequent awards in future years. In addition, subject to final Board approval at its next scheduled meeting in February, you will receive an equity grant of 50,000 restricted units. These units will “vest” over a three year period in one third increments annually.

4.	You will be eligible for our Company sponsored benefit plans. Brooks Automation currently pays a majority (approximately 75%) of the cost of medical, dental and vision insurance and 100% of the cost of life and disability insurance. The Company also offers a 401(k) savings and retirement plan with a 4.5% company match, an Employee Stock Purchase Plan with a 15% discount, a non-qualified Deferred Compensation Plan and a Flexible Leave time off policy. Enclosed is a summary of these plans.

5.	If you should voluntarily terminate employment in the future, Brooks will provide you with your pro-rata base salary up to your termination date.

If Brooks terminates your employment without “cause” (as defined in Brooks’ equity grant documents), you will be eligible for salary continuation payments at your then current base salary for a period of twelve months from your termination date. If you have not secured employment following the initial 12 months of salary continuation, Brooks will continue your salary on a bi-weekly basis for up to or 12 additional months while you are not employed. In addition, you will continue to be covered under the Company’s medical, dental and vision plans at the same contribution level as current active employees. In exchange, you agree to sign the Company’s customary Separation Agreement and Waiver of Claims.

If Brooks terminates your employment for cause, you will receive your pro-rata base salary up to your termination date.

6.	For purposes of Section 409A of the Internal Revenue Code (“Section 409A”), each installment of salary continuation or other payment shall be deemed to be a “separate payment” (within the meaning of Section 409A), and each payment shall be deemed exempt from the definition of nonqualified deferred compensation to the fullest extent possible under the short-term deferral exception and the involuntary separation pay exception of the Section 409A regulations.

7.	Brooks will provide you with relocation benefits and professional support to transfer to the greater Boston, MA area. These benefits will provide reimbursement or direct payment of eligible relocation expenses associated with your move up to $100,000 and we will be flexible in working with you to ease any financial and contingent issues that may arise.

Eligible relocation expenses as required will include:

•	Actual cost of moving household goods

•	House hunting trip(s) prior to your move

•	Temporary living and storage expenses for up to 6 months

•	Travel expenses associated with moving your family to the new residence

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Assistance with the sale of your current home under the Company’s arrangement with its relocation vendor. Assistance will include the reimbursement of a broker’s commission and eligible seller expenses and fees

•	Assistance with the rental or purchase of a new residence in the greater Boston, MA area to include eligible fees and expenses associated with the purchase at closing or rental acquisition

•	Miscellaneous expense allowance of $10,000

•	Non-deductible expenses, except for the expense allowance, are eligible for gross-up of federal and state tax.

Mark, we will work with you to address any relocation issues not currently addressed in our policy.

As part of our customary relocation policy, if you should voluntarily terminate employment with Brooks within one year of your hire date, 100% of relocation assistance payments must be reimbursed to the Company. If you should voluntarily terminate employment during the second year following hire, 50% of relocation assistance benefits must be reimbursed to Brooks.

You will be required to successfully complete the Company’s customary background check process. The offer will remain open until Friday, December 2, 2011.

Mark, we are truly excited with the prospects of you joining Brooks and working with you to realize the full value of our Company. We believe we have assembled an outstanding team of people that will certainly benefit from your management. Your experience, intellect and skills will be critical in helping lead as we seek to grow Brooks for the benefit of its shareholders, customers, employees and you personally.

We look forward to your acceptance and our mutually agreed start date. Please sign and return one copy of this letter in the enclosed envelope provided or you may fax a copy of your acceptance to Bill Montone in Human Resources at 978-262-2508. Thank you.

Sincerely yours,

Stephen S. Schwartz

President and Chief Executive Officer

cc:	William T. Montone, SVP Human Resources
Lenny Vairo, Russell Reynolds Associates
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Enclosures

Acceptance:
	Signature Date	Date

Start Date

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